UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

August 6, 2004

TANKLESS SYSTEMS WORLDWIDE, INC.

(fka) ELUTION TECHNOLOGIES, INC.

(EXACT NAME OF REGISTRANT SPECIFIED IN CHARTER)

Nevada (State of incorporation)	000-27549 (Commission File Number)	88-0362112 (I.R.S. Employer Identification No.)

7650 East Evans Road, Suite C

Scottsdale, Arizona 85260

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

(480) 609-7575

(REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

ITEM 5. OTHER EVENTS.

On August 16, 2004, the Registrant sent to the Securities and Exchange Commission its Form D, Rule 506 Notice regarding its Five Hundred Thousand Dollar ($500,000.00) private placement financing to accredited investors.  The investor receives a one-year debenture with an interest rate of Ten percent (10%) per year, payable, quarterly.  Further, the investor receives One (1) share of the restricted common stock of the Registrant for each Two Dollars ($2.00) of debentures purchased.  As of August 16, 2004, the amount of debentures sold and paid for was the sum of Forty Five Thousand Dollars ($45,000.00).  The Registrant believes it will complete the financing by October 31, 2004.

This Five Hundred Thousand Dollar ($500,000.00) financing, after expenses and commissions, will be used to complete research and development on new products and for working capital purposes by the Registrant.

On August 6, 2004, Envirotech Systems Worldwide, Inc., a wholly-owned subsidiary of Registrant, filed for protection under Chapter 11 of the United States Bankruptcy Code in Phoenix, Arizona.  Envirotech was acquired by Registrant in November 2003 in a stock-for-stock, one-for-one transaction, and has been held and operated by the Registrant as an operating subsidiary.  With the exception of a guarantee to one critical supplier in the current amount of approximately $42,500, the Registrant has not assumed any liability for the obligations of Envirotech.  As of the date of the filing of the Chapter 11 Bankruptcy Petition, Envirotech had liabilities of approximately $1.6 million.  Several creditors not related to the supply of parts or the assembly of products have obtained judgments against Envirotech and an action was pending in the U.S. District Court, Southern District of Texas, alleging patent infringement.  The filing of the Bankruptcy Petition has stayed all creditors and suits.

Envirotech believes that it will be able to prepare a plan of reorganization that will be acceptable to all the creditors of Envirotech.  And, during the pendency of the Bankruptcy proceedings, Envirotech plans to continue manufacturing and selling its popular water heater products.

The Registrant also owns and operates another subsidiary, ION Tankless, Inc.  The filing of the Bankruptcy Petition by Envirotech is not expected to adversely effect the ongoing operations of the Registrant or ION Tankless, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANKLESS SYSTEMS WORLDWIDE, INC.

By:  /s/ Thomas Kreitzer

Thomas Kreitzer, Chief Executive Officer

Dated:  August 17, 2004